Exhibit 99.2

FORM OF E-MAIL COMMUNICATION

From:	Susan Nowakowski
Sent:	Friday, October 16, 2009

Subject:	Proxy being filed today

Dear executive team:

I have some very good news to share. Later today AMN will be filing a preliminary proxy with the SEC to begin the process to request shareholder approval for an equity (options & SARs) exchange offering. The following formal notification will be sent to all eligible equity holders to apprise them of the filing. There will of course be many questions from individuals and you should refrain from providing your opinion or attempting to translate the process. Most questions can be answered by reading the proxy document itself. There will be additional information provided to participants as the process progresses.

Thank you for your strong leadership and commitment to our clients, our team members and our shareholders, Susan

Today, AMN filed with the Securities and Exchange Commission (the “SEC”) a Preliminary Proxy Statement in connection with a Special Meeting of our Stockholders. The Preliminary Proxy Statement and Special Meeting relate to a proposal to be submitted to AMN’s stockholders to approve an equity exchange program (the “Equity Exchange”).

To enhance long-term stockholder value, we need to maintain competitive employee compensation and incentive programs. We believe the Equity Exchange will provide us with an opportunity to restore for Eligible Employees the ability to participate economically in our future growth and success.

The Preliminary Proxy Statement does not constitute an offer to holders of the Company’s outstanding equity awards to exchange such awards. The proposed Equity Exchange will only be consummated, if at all, if the Company’s stockholders approve the proposal relating to the Equity Exchange at the Special Meeting.

The Equity Exchange has not yet commenced. The Equity Exchange will be made only pursuant to a Tender Offer Statement on Schedule TO, including an Offer to Exchange and other related materials (the “Offering Materials”), which the Company intends to file with the SEC upon commencement of the Equity Exchange. Persons who may be eligible to participate in the Equity Exchange should read the Offering Materials when they become available because they will contain important information about the Equity Exchange, including the various terms and conditions of the Equity Exchange. The Company’s stockholders and equity award holders will be able to obtain the written materials described above and other documents filed by the Company with the SEC free of charge from the SEC’s website at www.sec.gov.

Susan Nowakowski

President & CEO

AMN Healthcare, Inc. (NYSE: AHS)